Exhibit 99.1

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "[***]". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

SUPPLY AGREEMENT

This Supply Agreement, including the Exhibits ("Agreement"), effective as of July [18], 2009 ("Effective Date"), is hereby made by and between Coda Automotive, Inc. ("Coda") and UQM Technologies, Inc. with a principal place of business of 7501 Miller Drive, Frederick, CO 80530 ("Supplier").

In consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1. SUPPLY AND SALES AND PURCHASES OF PRODUCTS.

    1.1 Supply.

        (a) Initial Product. Supplier agrees to supply the Product set forth on the Product Schedule attached hereto as Exhibit A to Coda and/or, as determined by Coda, to Coda Designated Third Parties (defined below) and to carry out the other obligations set forth herein and therein.

        (b) Additional Products. From time to time, Coda and Supplier may execute additional Product Schedules hereunder for the supply of additional Products, according to the following process. Coda will notify Supplier if it wishes to add a new product or series of products of Supplier's to this Agreement. Coda and Supplier shall then proceed to establish pricing, specifications, project managers, initial forecasts, and other specifics for each such new product, to be set forth on a new Product Schedule in substantially the format used for Exhibit A (as to each Product, a "Product Schedule"). Upon agreement of these items as evidenced by a Product Schedule executed by Coda and Supplier, such product(s) shall be considered "Products" under this Agreement, and shall be supplied under the terms and conditions of this Agreement.

    1.2 Purchase and Sale. Each purchase of Products by Coda or a Designated Third Party (each, a "Purchaser") shall be subject to the terms and conditions attached hereto as Exhibit B (the "Purchase Terms and Conditions"). For purposes of this Agreement, "Designated Third Party" shall mean (a) Harbin HaFei Automotive Industry Group Co Ltd., ("HaFei"), (b) each other company that assembles vehicles for Coda (each of HaFei and such other company, an "Assembler"), subject to Supplier's approval which shall not be unreasonably withheld, conditioned or delayed, and (c) each Coda joint venture, or affiliates), subject to Supplier's approval, which shall not be unreasonably withheld, conditioned or delayed, in each case that Coda notifies Supplier in writing is authorized to purchase Product(s) from Supplier under a Product Schedule. Coda shall be entitled to withdraw each Designated Third Party authorization by written notice to Supplier, and upon such notice the applicable company shall no longer be a "Designated Third Party" for the specified Product(s) and Product Schedule(s), provided, however, that such change shall not relieve any Purchaser from any outstanding obligations under this Agreement or any pending Purchase Order. Specifically and without limitation, Coda may cause an import/export company of its choosing to be an initial Designated Third Party with respect to a Purchase Order issued under a Product Schedule, and for the resulting Purchase Order and Purchase Terms and Conditions to be subsequently assigned to Coda's Assembler (or any other third party as determined by Coda). If so requested, Supplier agrees to negotiate, in good faith, with any Designated Third Party, modifications to the Terms and Conditions as applied to Product purchases by that Designated Third Party. Coda shall not be responsible for purchases of Products by, or other obligations of, any Designated Third Party, except as otherwise expressly agreed to in writing by Coda. For purposes of volume pricing or other terms or conditions dependent on volume, all purchases of Products by Coda and all Designated Third Parties shall be aggregated for the benefit of Coda and each Designated Third Party, provided that such Designated Third Parties submit orders with substantially similar release schedules. Coda is under no obligation to purchase any Products or to cause any Designated Third Party to do so; provided, however, for the sake of clarity, a Purchaser issuing a Purchase Order (as defined below) shall be subject to the terms thereof.

    1.3 Project Managers. As to each Product supplied hereunder, Supplier, Coda and the applicable Purchaser will each appoint a single project manager ("Project Manager"). The Project Managers will act as liaisons between the Supplier and the applicable Purchaser with respect to their respective performances of this Agreement and Supplier shall provide the applicable Purchaser from time to time with the names and telephone numbers of additional specific contact persons (e.g., to communicate specific information regarding support, enhancements, etc.) when such direct contact is preferable. In the event that any party appoints a new Project Manager, such party will promptly notify the other. Coda shall be entitled to have a Project Manager with respect to Products purchased irrespective of whether Coda is the applicable Purchaser.

    1.4 Restrictions on Supply. During the term of this Agreement, Supplier shall not without Coda's prior written consent sell the Product (or any product based on such product) (or any other Product added hereto) (or to any person which Supplier knows will resell to) to any Designated Third Party identified on Schedule 1.4 hereto (as to which names may be added by mutual agreement of Coda and Supplier) or person who at one time was a Designated Third Party hereunder (or, in each case, any of such persons' affiliates), other than pursuant to the Purchaser Terms and Conditions and a Purchase Order issued under the Product Schedule for Products to be incorporated into vehicles to be assembled for Coda or its affiliates; provided, however, that the foregoing restrictions shall not apply in respect of any person which manufactures electric vehicles who at one time was a Designated Third Party hereunder (or any of such person's affiliates) from and after the date which is [***] after the date on which such person (or its affiliate) ceased being (or selling subassemblies to) a vehicle assembler for Coda's Coda vehicle.

2. CONFIDENTIALITY

    2.1 Confidential Information. The term "Confidential Information" shall mean, the existence of this Agreement, any Product Schedule and the Purchase Terms and Conditions (including their respective terms) any information disclosed by one party to the other pursuant to this Agreement which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

    2.2 Confidentiality. Each party shall treat as confidential all Confidential Information of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

    2.3 Exceptions. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i)was generally known and available at the time it was disclosed or becomes generally known and available through no fault of the receiver; (ii) was known to the receiver at the time of disclosure; (iii) is disclosed by the receiver without restriction with the other party's prior written approval of the disclosure; (iv) was independently developed by the receiver without any use of the Confidential Information, provided that the receiver can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development; or (v) becomes known to the receiver after the time of disclosure, without restriction, from a source whose disclosure does not breach (or whose acquisition of the information disclosed does not result from the breach of) any person's obligations to the other party. In addition, each party shall be entitled to disclose the other party's Confidential Information to the extent such disclosure is requested by the order or requirement of a court, administrative agency, or other governmental body or pursuant to any applicable law or regulation; provided, that the party required to make the disclosure shall provide prompt, advance notice thereof to enable the other party to seek a protective order or otherwise prevent such disclosure. Further, Coda may disclose the existence of this Agreement, any Product Schedule and the Purchase Terms and Conditions (including their respective terms) and any other information which it reasonably determines to any prospective Designated Third Party, bona fide potential investor (except as contemplated below), or in connection with a bona fide possible merger, acquisition or other strategic transaction provided that the party receiving such confidential information has agreed to be subject to confidentiality obligations at least as protective as those set forth herein. Notwithstanding the foregoing, bona fide potential investors shall not be required to agree to be subject to confidentiality obligations at least as protective as those set forth herein where such investors are not otherwise agreeing to such obligations with respect to Coda; in each such case, however, Coda will, in advance of any disclosure, advise each such person to whom it discloses such information that (i) Supplier is a company with securities registered under the Securities Exchange Act of 1934, as amended (an "issuer"), (ii) that such information is being disclosed to such persons on a confidential basis, (iii) that portions of such information have not been disclosed by Supplier publicly and are not therefore publicly available to investors in Supplier's securities, and (ii) that the United States securities laws prohibit any person who has received material, non-public information of an issuer from purchasing or selling securities of such issuer or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

    2.4 Injunctive Relief. If either party breaches any of its obligations with respect to confidentiality, or if such a breach is likely to occur, the other party shall be entitled to equitable relief, including specific performance or an injunction, in addition to any other rights or remedies, including money damages, provided by law.

3. TERM AND TERMINATION

    3.1 Term. Unless terminated earlier as provided herein, this Agreement shall have a term of commencing on the Effective Date and expiring on the date listed under "Duration of Supply Obligation" in Exhibit A, unless terminated sooner by written notice given by a party pursuant to this Section. This Agreement shall be automatically renewed for additional successive one (1) year periods, unless written notice of non-renewal is received by the other party no later than sixty (60) days prior to the expiration of the then current term.

    3.2 Termination. This Agreement may be terminated by Coda or Supplier for cause immediately by written notice upon the occurrence of any of the following events: (i) Either party ceases to do business, or otherwise terminates its business operations; (ii) either party breaches any provision of this Agreement and fails to cure such breach within [***] ( within [***] in the case of a breach of Section 2) of written notice describing the breach; or (iii) either party becomes insolvent or unable to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors, or (iv) proceedings (whether voluntary or involuntary) are commenced against either party under any bankruptcy, insolvency or debtor's relief law and such proceedings are not vacated or set aside within sixty (60) days from the date of commencement thereof, (v) upon mutual agreement of the parties.

    3.3 Survival; Support After Termination. Sections 2, 3.3 and 4 (and applicable provisions of Exhibit B) shall survive termination or expiration of this Agreement. Further, termination of this Agreement shall not affect any outstanding Purchase Orders issued under a Product Schedule hereto, any associated Purchase Terms and Conditions, or any surviving provisions of the same. Except as expressly set forth in this Agreement, termination shall be in addition to all other rights and remedies.

4. GENERAL

    4.1 Assignment. This Agreement shall be binding on the parties hereto and their successors and assigns; provided, however, that Supplier shall not assign or transfer, in whole or part, this Agreement or any of its rights or obligations arising hereunder (including by operation of law) without the prior written consent of Coda, which shall not be unreasonably withheld. Any purported assignment without such consent shall be null and void. Coda may freely transfer, in whole or part, this Agreement and its rights and obligations hereunder.

    4.2 Governing Law. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles.

    4.3 Independent Contractors. Supplier shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

    4.4 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

    4.5 Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

    4.6 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., Fed Ex), or by first class mail (certified or registered), or by telecopy confirmed by first class mail (registered or certified), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective three (3) working days after deposit, postage prepaid, in the mail.

    4.7 No Third Party Beneficiaries. Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Coda and Supplier any rights, remedies or other benefits under or by reason of this Agreement. Supplier agrees and acknowledges that Coda shall be deemed a third party beneficiary of any Purchase Orders and Purchase Terms and Conditions entered into by and between Supplier and any Purchaser.

    4.8 Interpretation. This Agreement represents the negotiated agreement of the parties, with the advice and assistance of counsel, and shall not be construed against either party as the drafter thereof.

    4.9 Reserved.

    4.10 [***].

    4.11 Entire Agreement. This Agreement, the exhibits hereto, and any Product Schedules issued hereunder represent and constitute the entire agreement between the parties, may only be amended in writing signed by both parties, and supersede all prior agreements and understandings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by persons duly authorized as of the date and year first above written.

CODA AUTOMOTIVE, INC.		UQM TECHNOLOGIES, INC.
By:	/s/ KEVIN R. CZINGER	By:	/s/ WILLIAM G. RANKIN, JR.
Name:	Kevin R. Czinger	Name:	William G. Rankin, Jr.
Title:	CEO	Title:	CEO

EXHIBITS INDEX

A - PRODUCT SCHEDULE (which shall be separately entered into by and between each Purchaser and Supplier)

B - PURCHASE TERMS AND CONDITIONS (which also functions as Schedule 1 to the PRODUCT SCHEDULE)

C - FORM OF PURCHASE ORDER

EXHIBIT A

PRODUCT SCHEDULE

INTRODUCTION

This Product Schedule is issued pursuant to that certain Supply Agreement by and between Coda Automotive, Inc. ("Coda") and UQM Technologies, Inc. with a principal place of business of 7501 Miller Drive, Frederick, CO 80530 ("Supplier") (the "Supply Agreement"). Terms capitalized herein but not used herein shall have the meanings set forth in the Supply Agreement. Pursuant to the Supply Agreement, Supplier has agreed to supply the Product specified below to Coda or its Designated Third Part(ies) (the "Purchaser(s)"). Any purchase of such Products shall be subject to the Purchase Terms and Conditions attached to the Supply Agreement as Exhibit B and attached hereto as Schedule 1, such that this Product Schedule and the Purchase Terms and Conditions constitute the agreement between Supplier and Purchaser with respect to any purchase and sale of a Product. Unless otherwise expressly provided and except for Coda and Supplier, no provisions herein are intended or shall be construed to confer upon or give to any person or entity other than Supplier and Purchaser any rights, remedies or other benefits hereunder.

PRODUCT DESCRIPTION
[***] powertrain system including motor and motor controller / inverter

PRODUCT MANAGERS

Coda: Broc TenHouten	Supplier: Rob Dean
P: 310-390-4890	P: 303-216-3075
btenhouten@codaautomotive.com	rdean@uqm.com

PRODUCT SPECIFICATIONS

Performance:

  [***] max output

  [***] max power (available for [***]) , [***] continuous:

  [***] rpm max speed:

  Total System weight within [***] of existing system, including EMI filter.

  New controller should package under-hood, with [***] clearance to the hood.

  [***] drop across the cooling circuit at 4gpm, drop increased to improve max inlet temperature.

  Ambient operating temperature: [***]

  Ambient non-operating temperature: [***]

  Coolant Temperature: [***]

  Should pass conducted and radiated EMI tests, SAE, CISPR 25, 72/245/EWG and CISPR12

  [***] response time

  Can Based communication interface with the Miles EV powertrain controller.

  Will comply with:

13.1 SAE J2344 - Guidelines for electrical vehicle safety - June 1998

13.2 SAE J1455 - Recommended Environmental Practices for Electronic Equipment Design in Heavy-Duty Vehicle Applications - June 2006

13.3 All specifications are based on being chassis mounted in an environment that does not exceed [***] and coolant temperatures that do not exceed product specifications:

A - Temperature

B - Humidity

C - Salt spray

D - Immersion and Splash - [***]

E - Steam Cleaning and high-pressure wash - [***]

F - Fungus

G - Dust, sand, and gravel bombardment - Wires and connectors must be protected

H - Altitude

I - Mechanical Vibration -trunk mounted

J - Mechanical Shock

K - Electrical Environment

L - Steady state electrical characteristics

M - Transient noise - Load dumps - ISO 7637

N - EMI - CISPR 25

Reliability:

  Design Lifetime [***] miles. Grade of components sourced accordingly.

  Product Warranty [***] months, or [***] miles, whichever comes first.

  ISO 16750 compliant - Environmental exposure of electrical components

  SAE J1211 vibration qualified

  Shock: [***], single input

  Sealed connectors

  IP69 rated, water spray testing

Safety:

  DC Isolation voltage [***] The IGBT modules offer [***] isolation for [***] from [***]. All other clearances and creepage distances in the motor controller/motor will support that same isolation.

  AC Isolation [***]

  Bus capacitance: The controller will have approximately [***]

  Inclusion of the EMI filter into a sealed housing with physically protected connectors

  System to reduce [***] in the event of a drive failure.

  Diagnostics: ISO 1422. [***]. [***].

  [***] cable to length to battery (less is required in this application).

  [***] to motor (less is required in this application).

  In the event of gate failure or overspeed condition, [***] shall be limited in an effort to protect the [***].

The CAD drawing for the Product is attached hereto as Attachment 1.

Additional specifications for the Product are attached hereto as Attachment 2.

The specifications set forth above shall be subject to revision based on Coda input during the course of DV and PV testing and validation. Supplier has used its best efforts to ensure that the specifications set forth herein, and shall use its best efforts to ensure that any revised specifications, do not fail to account for a material element that Supplier knows should reasonably be specified. Supplier will make every effort to respond within [***] after Coda request a change in a specification, and shall advise Coda within such time of any increase or decrease in the price of the Product resulting from increases or decreases in the cost to effect the altered specification, provided that [***]. To the extent applicable, updated specifications shall be appended hereto upon execution by the parties. The Product shall be PPAPed.

PRODUCT PRICING (PRODUCTION)

$[***] per unit provided that the Forecast (as defined in the Purchase Terms and Conditions) submitted prior to start of production ("SOP") forecasts volumes that will ramp to a annualized rate of [***] Coda vehicles. This price includes packaging and shipping, [***]. As used in this Agreement, SOP means the date on which Supplier ships the first unit at the $[***] per unit price.

The price per unit set forth above shall each be reduced by [***]% after Coda and Purchasers have placed firm Purchase Orders for an aggregate of [***] units of the Product, and such reduction shall apply to any subsequent purchases.

The foregoing pricing is subject to further adjustment as follows. [***] (commencing January 1, 2011), Supplier or Purchaser may request a review of the current costs of the materials specified below, based on the corresponding indices on the date of the request. If the aggregate cost of the specified pounds of the following materials has, according to such indices, fluctuated more than [***]% of the aggregate price as of the date of the Agreement (or the date of the last such review), then the pricing per unit above shall, be correspondingly adjusted on a dollar for dollar basis for any Purchase Order placed after the date of request.

Material	Weight (lbs) per Product	Specified Index
[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

DURATION OF SUPPLY OBLIGATION UNDER THESE TERMS

10 Years

INITIAL NON-BINDING PRODUCT VOLUME FORECAST

Non-binding estimate* of commercial production volume of Product units (annual; during Term):

2010	2011
[***]	[***]

GUARANTEED MINIMUM PAYMENT

(a) If Coda and Purchasers have not placed firm Purchase Orders (as that term is used in Section 2.2 of the Purchase Terms and Conditions) for a total in the aggregate of [***] units of Product prior to either (i) termination of the Supply Agreement for reasons other than cause or (ii) within [***] after the SOP, Coda shall pay to Supplier the difference between the aggregate purchase price of [***] units of Product and the aggregate purchase price of the total number of units of Product for which Coda and Purchasers have placed firm Purchase Orders, up to a maximum payment amount of $[***].

(b) If Coda and Purchasers have placed firm Purchase Orders (as that term is used in Section 2.2 of the Purchase Terms and Conditions) for at least [***] units of Product but less than [***] units of Product prior to either (i) termination of the Supply Agreement for reasons other than cause or (ii) within [***] after the SOP, Coda shall pay to Supplier the difference between the aggregate purchase price of [***] units of Product and the aggregate purchase price of the total number of units of Product for which Coda and Purchasers have placed firm Purchase Orders, up to a maximum payment amount of $[***].

(c) The provisions of subsections (a) and (b) are intended to provide a guaranteed minimum level of compensation (the "Guaranteed Minimum Payment") to Supplier in consideration of the risk and expense that Supplier is undertaking to perform its obligations under the Supply Agreement. The parties acknowledge that Coda is not obligated to purchase a minimum quantity of Product, but instead may perform its obligations to Supplier by making the Guaranteed Minimum Payment. The parties intend for the Guaranteed Minimum Payment to be enforceable as an alternative means for Coda and Purchasers to perform under the Supply Agreement, and alternatively, also as a reasonable liquidated damages provision and not a penalty if the designated minimum number of units of Product is not purchased. This "Guaranteed Minimum Payment" provision survives any termination of the Supply Agreement unless either this provision is expressly withdrawn by Coda and Supplier in writing or if the Supply Agreement is terminated for material breach by Supplier, in which case this "Guaranteed Minimum Payment" provision shall also terminate. The right to receive the Guaranteed Minimum Payment is in addition to Seller's rights to payment under Sections 2.2, 2.5, and 2.9 of the Terms and Conditions, which shall apply even in the event of termination. Coda's payment of the Guaranteed Minimum Payment and any amounts owed to Supplier under Sections 2.2, 2.5 and 2.9 of the Terms and Conditions are Supplier's sole and exclusive remedy if Coda does not issue Purchase Orders under the Supply Agreement.

(d) Coda's obligation to make the Guaranteed Minimum Payment (as described in subsections (a) and (b) shall be excused if, as of the earlier of (i) the date on which Coda terminates the Supply Agreement for reasons other than cause or (ii) [***] after the SOP, Supplier is using all of the tooling and equipment that Supplier purchased to perform Supplier's obligations under the Supply Agreement to manufacture units of Product for customers ([***]) that are contractually obligated to purchase from Supplier units of Product totaling [***] units in the aggregate during the same [***].

PRODUCT SPECIFIC MANUFACTURING, SHIPPING, LABELING, AND PACKAGING CONSIDERATIONS

Product Manufacturing Location: Frederick, CO

Packaging: [***].

  Products must be ordered in multiples of standard pack quantity of 2 units; minimum order is [***] standard pack

  Purchase Orders shall be delivered at least [***] in advanced of the Scheduled Delivery Date specified in the Purchase Order.

PRODUCT SPECIFIC TIMING CONSIDERATIONS AND PROTOTYPE PRICING

  The final CAD of the design intent hardware can be finalized in [***] in order to facilitate CAE modeling.

  The [***] structurally representative, non-functional systems with the correct mass shall be available by the end of [***]. These systems shall cost $[***] each.

  Pre-DV functional hardware and software will be available by the end of [***]. [***] units of this production level shall be available at $[***] per unit

  DV Complete components will be available by [***]. [***]units of this production level shall be available at $[***] per unit.

  [***]: PV qualified parts

  up to [***] units available ($[***] per unit); notwithstanding anything to the contrary in the Purchase Terms and Conditions, the Purchase Order for these units shall not be cancellable other than for material breach by Supplier; these units will be purchased under 1 Purchase Order.
  [***]: PPAP complete
  [***] ramp-up starts to [**] vehicles / year ([***] / year run rate by the end of [***]) minimum UQM capability
  UQM should make a reasonable effort to ramp up their production with Coda increased sales in future model years.

Time is of the essence with respect to the foregoing.

IN WITNESS WHEREOF, the parties hereto have executed this Product Schedule by persons duly authorized as of the date and year first above written.

PURCHASER	SUPPLIER

(Print Name of Designated Third Party)
By:	By:
(signature)	(signature)

Name:	Name:
Title:	Title:

Attachment 1

[Insert CAD for Product]

Attachment 2

[Insert specifications for Product]

EXHIBIT B

PURCHASE TERMS AND CONDITIONS

1. PRICES; PAYMENT

    1.1 Prices. The prices of the Products to each Purchaser shall be the prices contained in the applicable Product Schedule pursuant to which Purchase Orders may be issued from time to time.

    1.2 Cost Reductions. In addition to any cost adjustment terms contained in the applicable Product Schedule, Supplier agrees to work on achieving all feasible cost savings on both materials and processes, and such savings shall be reflected in a reduction of the purchase price of the Products. [***].

    1.3 Taxes. Prices stated in the applicable Product Schedule are in U.S. dollars and do not include applicable U.S. federal or state sales or use taxes, which shall be paid by the applicable Purchaser if separately indicated on the invoice for the applicable Product shipment. In addition, the Prices do not include any duties, export or import charges and the like. Supplier agrees to cooperate with Purchaser with respect to import and export procedures.

    1.4 [***].

    1.5 Payment Terms. Supplier will invoice the applicable Purchaser with each shipment and payment terms will be the full invoiced amount payable within [***] after the later of the date on which such Purchaser receives the invoice or the shipment, subject to the granting of credit to Purchaser by Supplier, not to be unreasonably withheld based on publicly available information about Purchaser, it being understood that the mere fact that Purchaser is based in China shall not constitute grounds for withholding credit. Purchaser shall be entitled to a [***] percent ([***]%) discount if payment is made within [***] after Purchaser receives the invoice.

    1.6 Set-off. In addition to any right of setoff or recoupment provided by law, all amounts due to Supplier shall be considered net of indebtedness of Supplier (and its affiliates/subsidiaries) to Purchaser, and Purchaser shall have the right to setoff against or to recoup from any amounts due to Supplier and its affiliates/subsidiaries from Purchaser. Purchaser shall provide [***] notice to Supplier prior to any setoffs. For these purposes, any moneys, including damages, losses, amounts recoverable under warranty terms, costs and expenses, owed by Supplier or to Purchaser shall be deemed a debt due.

2. ORDER AND DELIVERY

    2.1 Purchase Orders. Purchase Orders for Products may be submitted by any Purchaser to Supplier in writing. Each Purchase Order shall include: (i) identification of Products ordered; (ii) quantity to be purchased; (iii) price of Products ordered; (iv) Shipping Dates; (v) Delivery Dates; and (vi) shipping instructions.

    2.2 Forecasts. Purchaser will provide Supplier with a [***] non-binding production order schedule ("Forecast") that sets forth estimates of [***] production volumes for the Product. Purchaser will provide to Supplier, no less than [***], revised Forecasts for the foregoing. [***] forecasts for each month of a given year shall be deemed to be [***] of the most current [***] Forecast unless otherwise indicated by Purchaser, and also shall be non-binding, provided that the production order schedule set forth in each [***] Forecast for the nearest [***] shall be considered the "firm portion" and shall constitute a firm Purchaser Order, which shall be binding on Purchaser, and not subject to revision by subsequent [***] forecasts.

    2.3 Placement of Orders by Purchasers. All purchases under these Purchase Terms and Conditions shall be subject only to the terms of the applicable Product Schedule, the applicable Purchase Order, and hereof. All references in these Purchase Terms and Conditions to purchases of, purchase orders for, or shipments of Products by a Purchaser shall mean, for such Purchase Order, only the Purchaser placing such Purchase Order. In the event the terms of any purchase order, (other than the specific terms identified in Section 2.1), acknowledgment, invoice, confirmation or similar document conflict with or are additional to the terms of these Purchase Terms and Conditions, the terms of these Purchase Terms and Conditions alone shall apply and shall govern. No other terms and conditions shall apply to these Purchase Terms and Conditions or the Purchase Orders. Coda shall be liable to pay only for Products ordered by Coda as a Purchaser, and shall not be liable to pay for any Products ordered by any other Purchaser.

    Supplier will from time to time at Coda's request provide Coda with [***] data (number of Products ordered, pricing, Product returns, purchase order cancellations, warranty chargebacks and other credits, Purchase Order dates and shipment dates) on Products ordered by each Designated Third Party.

    2.4 Acceptance by Supplier. Supplier shall accept and acknowledge in writing (with a copy of such acknowledgement to Coda, if Coda is not the Purchaser) all Purchase Orders submitted by a Purchaser within [***] after receipt thereof, provided such Purchase Order is consistent with the previously delivered Forecast. Each acknowledgment shall include a firm shipping date for the Products ordered in the Purchase Order. "Working day" shall mean a regular week day on which Coda is open for business. Supplier shall give prompt written notice to the applicable Purchaser (with a copy to Coda, if Coda is not the Purchaser) of any anticipated delay, but the foregoing shall not diminish the fact that time is of the essence.

    2.5 Changes and Cancellations. Except as set forth in the Product Schedule (as pertaining to pre-production Product units), Purchaser may, subject to the following sentence, issue Purchase Order reschedules, revisions, or cancellations by notifying Supplier not less than [***] prior to the scheduled Shipping Date(s) for Products (as specified in the applicable Purchase Order). If Supplier has actually incurred costs for commercially reasonable purchases of raw materials and/or components made to support the non-binding Forecasts provided pursuant to Section 2.2, in addition to the nearest [***] period of such Forecast becoming firm and binding as contemplated above, Supplier may invoice the forecasting Purchaser for such actually incurred costs, provided Supplier cannot sell or otherwise use in a commercially reasonable manner such raw materials and/or components. Upon payment of such invoice, the Purchaser shall own such raw materials and/or components and Supplier will cooperate in the shipment of such raw materials and/or component to Purchaser at Purchaser's expense. Subject to the express obligations of Coda under the Guaranteed Minimum Payment provision in the Product Schedule, the foregoing shall constitute Supplier's sole and exclusive remedy for such Purchaser's failure to Purchase Products up to the applicable non-binding Forecast. In no event shall Purchaser be responsible for any charges related to any manufacturing or ordering done in advance of the [***] non-binding Forecast.

    2.6 Rush Orders. Supplier shall use its best efforts to meet Purchaser's requirements for reasonable rush orders for Products requiring immediate shipment. The parties will negotiate in good faith the prices for such rush orders, taking into consideration Supplier's available inventory and additional shipping and personnel expense necessary.

    2.7 Buffer Inventory. Supplier will maintain a buffer inventory exclusively for Purchaser equal to [***] of Purchaser's most recent forecast, which may be maintained at Supplier's location. Supplier agrees to manage its supply chain in commercially diligent manner take reasonable action to ensure that Products will be available, in suitable quantities and quality, for purchase by Purchasers, including, without limitation, the implementation of a disaster recovery plan.

    2.8 Late Deliveries. Time is of the essence for Supplier's obligations hereunder. Delivery must occur not later than the scheduled Delivery Date set forth in the applicable Purchase Order.

    2.9 Shipping. All items shall be shipped [***] if by air freight, or [***] if by ocean freight. In the event a shipment will not meet the scheduled Delivery Date, other than as provided by Section 5.2, routing may be changed to premium transportation at Purchaser's request. In that event, Supplier, on the one hand, and Coda and Purchasers, on the other hand, shall bear the expense of any difference in freight costs for the premium transportation equally.. Title shall pass to Purchaser upon delivery.

    2.10 Early Deliveries. Purchaser reserves the right to refuse delivery of any quantity of Products in excess of that specified in its Purchase Order.

    2.11 Allocation. Supplier shall in any event use its best efforts to maintain the ability to supply all Product that Purchaser orders from Supplier. Supplier agrees that, in the event of an allocation due to an event specified in Section 16.1 (Force Majeure) or for any other reason that will affect the supply of any Product, Purchaser's order(s), subject to normal lead-time requirements, shall be filled according to an allocation plan no less favorable than that provided to any other Supplier customer. Supplier shall provide Purchaser with as much notice as possible if it anticipates or has reason to believe that Supplier's output of the Product will not be sufficient to meet all of Purchaser's Purchase Orders for Product for any period.

3. PRODUCT ACCEPTANCE AND QUALITY

    3.1 Rejection. In case any Product is defective in material or workmanship, Purchaser will have the right, at its sole option, to reject such Product; to require correction of such Product; to accept such Product with an adjustment in price; or to return such Product for credit or refund. Any Product that has been rejected or required to be corrected must be replaced or corrected by and at the expense of Supplier as promptly as practicable. If, after being requested by Purchaser, Supplier fails to replace or correct any defective item within a reasonable time under the circumstances, then Purchaser shall have the right to consider such failure a breach of the applicable Purchase Order.

    3.2 Root Cause Analysis. At Purchaser's or Coda's request, Supplier will provide a failure analysis report specifying the reason for failure of any rejected Product. Supplier will in good faith work to resolve problems that impact the Products, regardless of the actual or suspected root-cause of the problems. Supplier will also provide Coda and Purchaser with reasonable evidence that any error or failure within Supplier's control will not recur.

    3.3 Packing. Unless otherwise specified by Purchaser, Supplier will package and pack all goods in a manner which is (i) in accordance with good commercial practice, (ii) acceptable to common carriers for shipment at the lowest rate for the particular goods, (iii) in accordance with applicable regulations, and (iv) adequate to insure safe arrival of the goods at the named destination. Supplier will mark all containers with necessary lifting, handling and shipping information and with purchase order numbers, date of shipment, and the names of the consignee and consignor. An itemized packing list must accompany each shipment which shall include (i) prominently the purchase order number and (ii) the description, part number, revision level, and quantity of the Products so shipped.

    3.4 Return Procedure. In the event Purchaser rejects Product, Purchaser may, return the Product to Supplier F.O.B. (Incoterms 2000) Purchaser's location via non premium freight

4. PRODUCT SPECIFICATIONS; CHANGES

    4.1 Specifications. Supplier agrees to supply Products which conform to applicable specifications.

    4.2 Engineering Change Approval. Supplier shall not make any changes to (i) the form, fit, function, design, performance or appearance of any Product purchased hereunder, (ii) any Specifications for any Product irrespective of impact on form, fit, or function, (iii) Supplier's manufacturing source, production process, or the controlled process parameters or sources, types or grade classifications of materials used with respect to any Product, or (iv) Product or process characteristics which could potentially result in non-conformance to applicable physical, mechanical and/or electrical requirements without first obtaining from Coda or Purchaser an engineering change approval. In the event of any approve change, Qualification samples and supporting data should be readily available and, when requested, shall be forwarded for evaluation. The data should include the following information at a minimum: (i) reason for change;(ii) description of change; (iii) applicable test/qualification reports; (iv) affected part numbers; (v) specification update, as needed; (vi) proposed 1st date of shipment of changed parts; and (vii) traceability information for changed parts. In addition, within [***] after learning of any defect or other problem in a Product which may or already has resulted in an impact to the customer base of such Product, and in any event no later than at the time an engineering request is made, Supplier will notify Coda of such problem, Supplier shall submit a request to make a change containing engineering data in support of the request. Within [***] of receiving such request, Coda shall respond to Supplier's request and shall either (i) approve the change, (ii) disapprove the change, or (iii) extend the deadline for the approval or disapproval period for an additional [***].

    4.3 Costs of Engineering Changes. All engineering changes resulting from defects or nonconformity's in Products shall be implemented at the sole expense of Supplier.

5. SUPPORT

    5.1 Customer Support. Supplier will provide support at no charge to Purchaser and Coda by telephone and e-mail seven days a week, twenty-four hours per day with a maximum twelve hour telephone or e-mail response time. Supplier agrees to regularly supply Purchaser and Coda with all defect notes or other documentation defining the relevant information, symptoms, solutions or workarounds for material Product problems. Supplier will keep accurate records of Product deficiencies and make such reports available to Purchaser and Coda in a timely manner. Supplier will establish electronic means (e.g., an FTP server) through which Purchaser and Coda can obtain up-to-date information on Product deficiencies and fixes or workarounds.

    5.2 Emergency Part Shipment Procedure. In cases of emergency, as reasonably determined by Coda and agreed to by Supplier, Supplier will ship Product(s) on an expedited basis, at Purchasers cost (except if such emergency is the fault of Supplier).

6. INTELLECTUAL PROPERTY

    6.1 Each party will retain rights in intellectual property that it acquired, generated or created prior to the initial Purchase Order issued under the applicable Product Schedule and no transfer of ownership of such rights is effected hereby. Supplier shall [***.]

    6.2  If Supplier makes or creates an invention, patentable discovery, improvement or process based on the technical data, information, proposals or opinions provided by any Purchaser or Coda, Supplier shall grant and hereby grants Coda a perpetual, paid-up, royalty-free, non-exclusive, world-wide, transferable, sublicensable, irrevocable license to the intellectual property in such invention, patentable discovery, improvement or process.

7. REPRESENTATIONS AND WARRANTIES

    7.1 Warranty of Title. Supplier warrants and represents that (i) Purchaser shall acquire good and clear title to the Products, free and clear of all liens, claims, and encumbrances, (ii) all materials and services provided hereunder including, without limitation, the Products, are either owned or properly licensed by Supplier or are in the public domain and the use thereof by Purchaser, its representatives, distributors, dealers, end users, and other direct and indirect customers will not infringe any proprietary rights of any third party, (iii) Supplier has the full power to enter into these Purchase Terms and Conditions and the applicable Purchase Order, to carry out its obligations hereunder and thereunder and to grant the rights and licenses granted to Purchaser set forth herein, and (iv) Supplier's compliance with the terms and conditions of these Purchase Terms and Conditions will not violate any federal, state or local laws, regulations or ordinances or any third party agreements.

    7.2 Product Warranty. Supplier warrants that the Products will be new and unused, and that for a period of [***] from the date of sale of the vehicle into which the Product is incorporated to a retail customer or [***] miles (which ever comes first) ("Warranty Period"), the Products will perform in accordance with the applicable Specifications (including related documentation provided by Supplier and will achieve any function described therein), will be of merchantable quality, and will be free from defects in materials, workmanship, design and assembly. Supplier further warrants that as of the time of the applicable sale of Products hereunder, Supplier has no knowledge of information (including information known to Supplier about motors or vehicles) that might reasonably lead to a conclusion that the Product would not be appropriate for use in an electric vehicle. The manufacturing and quality assurance processes used by Supplier in production shall be at least as robust as the processes used for DV and PV testing and validation and shall not be diminished without the consent of Coda.

    7.3 Return and Replace Procedure. Following any failure during the Warranty Period, Supplier will, at its own expense and risk, replace any defective Products and deliver new Products to the location designated by Purchaser pursuant to the shipping terms hereof. [***]. Supplier shall bear and pay for all reasonable costs associated with repairing or replacing Products that do not meet the foregoing warranties. All replacement Products shall be warranted for the longer of [***] or the remaining Warranty Period for the Products being replaced. Purchaser will promptly return (or have returned) defective Products to Supplier [***], as the case may be, or dispose of the defective Products in accordance with Supplier's instructions. All replaced parts become the property of Supplier.

    7.4 Epidemic Failure. For the purposes of these Purchase Terms and Conditions, epidemic failure will be deemed to have occurred if more than [***] percent ([***]%) of the applicable Product should fail in substantially the same manner within any time period of [***], whether occurring inside or outside of the Warranty Period. The parties acknowledge the expectation that the failure rate should reduce over the next [***] to a level below [***] percent ([***]%), and that progress toward that goal will be addressed in [***] reviews.

    7.5 Epidemic Failure Procedure. In the case of epidemic failure Supplier, Purchaser and Coda will cooperate to implement the following procedure: (i) Purchaser or Coda will promptly notify Supplier upon discovery of the failure; (ii) within [***] Supplier will give an initial response indicating its preliminary plan for diagnosing the problem; (iii) Supplier, Purchaser and Coda will jointly exert all commercially reasonable efforts to diagnose the problem and plan a work-around or more permanent solution; (iv) Supplier will apply its engineering change order procedure in appropriate circumstances for hardware problems originating in the manufacturing process; (v) Supplier will prepare and consult with Purchaser and Coda regarding an appropriate recovery plan as well as an appropriate work-around, as an interim solution, if one is needed; (vi) Supplier, Purchaser and Coda will mutually agree on a recovery plan.

    7.6 Epidemic Failure Costs. In rectifying any epidemic failure, Supplier will be responsible for all costs of repair or replacement of the Product.

    7.7 Recalls. In the event of (x) government mandated recalls, (y) voluntary recalls in response to a known problem (i.e., before governmental action), or (z) service fixes in response to a significant customer satisfaction issue, (i) Supplier agrees that Coda will have the right to determine the need for any remedial action; (ii) Supplier agrees to fully cooperate at its own expense with Coda and Purchaser with respect to any investigation commenced by Coda in connection with a potential recall, including promptly determining what information is required to make a determination, obtaining information from Supplier's suppliers, etc.; and (iii) Supplier will bear all costs related to such action to the extent that such action result from Supplier's negligence, willful misconduct, or breach of Supplier's warranties.

8. AUDIT

    8.1 Coda will have right to audit all Supplier's quality records and enter Supplier's facilities at reasonable times to inspect the facility, goods, materials and other items reasonably bearing on Supplier's obligations hereunder, the Products, and/or the terms hereof. Supplier shall comply with the quality standards mutually agreed by Coda and Supplier from to time and shall ensure that Supplier's suppliers do the same. Supplier shall use its best efforts to obtain for Coda the right to similarly audit and inspect the quality records and facilities of any suppliers of components of the Product. Audits (whether conducted by Coda or by Supplier) will (A) be used to evaluate Supplier's performance hereunder; and (B) result in agreed upon corrective actions and/or remedies..

9. INDEMNIFICATION

    9.1 Infringement. Supplier agrees to indemnify, defend and hold harmless Purchaser, Coda and their respective officers, directors, employees, shareholders, direct and indirect customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any claims which allege that any Products or the use or sale thereof infringe upon, misappropriate or violate any patents, copyrights, or trade secret rights or other proprietary rights of persons, firms or entities who are not parties to this Agreement; provided that Purchaser or Coda (i) promptly notifies Supplier, in writing, of any notice or claim of such alleged infringement or misappropriation involving the Products of which it becomes aware, and (ii) permits Supplier to control, the defense, settlement, adjustment or compromise of any such claim. Coda may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either Supplier or its counsel or because Supplier does not assume control, Supplier will bear such expense), to assist it with respect to any such claim. Supplier shall not enter into any settlement that restricts Coda's freedom of action or obligates Coda to take action not required hereby without Coda's prior written approval. Unless Supplier fails to perform its obligations pursuant to this section, Coda shall have no authority to settle any claim on behalf of Supplier. Notwithstanding the foregoing, no delay or failure by Coda or Purchaser to notify Supplier hereunder shall diminish Supplier's obligations hereunder except to the extent Supplier is materially prejudiced by such delay.

    9.2 Cure. If by reason of such infringement claim, Purchaser, Coda or either of their direct or indirect customers shall be prevented or are likely to be prevented by legal means from selling or using any Products, or if, in Supplier's opinion, such claim is likely to occur, Supplier will use its best efforts, at its expense, to: (i) obtain all rights required to permit the sale or use of the Products by Purchaser, Coda and its customers; or (ii) modify or replace such Products to make them non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Products are satisfactory to Coda. If Supplier is unable to achieve either of the options set forth above within a reasonable period of time after the issuance of an injunction, but in no event longer than [***] after receipt of notice thereof, Supplier shall promptly refund to Purchaser [***], , of any Products returned [***] to Supplier which Purchaser, Coda or Coda's customers are legally prohibited from selling or using.

    9.3 Additional Indemnification. Supplier expressly and unequivocally agrees to and hereby does indemnify, release, defend and hold Coda and its officers, directors, employees, shareholders, agents, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, arising in favor of any person, firm or corporation on account of any breach by Supplier of these Purchase Terms and Conditions, or for any act, omission, negligence and/or willful misconduct of Supplier or its agents in any way relating hereto or to the Product, provided that Coda (i) promptly notifies Supplier, in writing, of any notice or claim hereunder of which it becomes aware, and (ii) permits Supplier to control the defense, settlement, adjustment or compromise of any such claim using counsel reasonably acceptable to Coda. Coda may employ counsel, at its own expense (provided that if such counsel is necessary because of a conflict of interest of either Supplier or its counsel or because Supplier does not assume control, Supplier will bear such expense), to assist it with respect to any such claim. Supplier shall not enter into any settlement that restricts Coda's freedom of action or obligates Coda to take action not required hereby without Coda's prior written approval.

10. TOOLING

    10.1 All tooling that is purchased in full by Purchaser will be the property of Purchaser, will be marked according to Purchaser requirements, will not be co-mingled by Supplier with other tooling, and will not be used for other customers without the prior written consent of Purchaser. Supplier shall bear all risk of loss thereof. Supplier shall ship (at Purchaser's expense) any such tooling to Purchaser upon Purchaser's request.

11. SERVICE PARTS

    11.1 Supplier will make the non-warranty service Products available for purchase by Purchaser for the duration of the period for which Supplier has a supply obligation, as specified in the Product Schedule, and for [***] after the last Purchase Order during such period is terminated or fulfilled (the "PMSP Period"). The price of the Product for service Products will be (i) [***], and (ii) negotiated on an order by order basis, post Coda and Supplier production. All such Products will have the same warranty as the production Products. Purchaser may purchase a [***] quantity of service Products.

    11.2 Where mutually agreed to by the parties, fulfillment of the non-warranty service Products obligation may be accomplished through the use of remanufactured parts. If mutually agreed, Product replaced by any Coda's dealer shall be returned to Supplier for remanufacturing. Supplier will test any returned and to-be remanufactured Products and hold them for [***] prior to any remanufacturing.

    11.3 [***].

12. TERM AND TERMINATION

    12.1 Termination for Cause. Without limiting the other rights provided to Purchaser or Supplier herein, any Purchase Order may be terminated by the either party for cause immediately by written notice upon the occurrence of any of the following events: (i) either party ceases to do business, or otherwise terminates its business operations; (ii) either party breaches any provision of the applicable Purchase Order or these Purchase Terms and Conditions and fails to cure such breach within [***] ([***]) of written notice describing the breach; (iii) either party makes an assignment for the benefit of its creditors, or (iv) proceedings (whether voluntary or involuntary) are commenced against either party under any bankruptcy, insolvency or debtor's relief law and such proceedings are not vacated or set aside within [***] from the date of commencement thereof.

    12.2 Survival; Support After Termination. Purchaser's right to distribute Products in inventory or subject to any pending Purchase Order shall survive termination or expiration of these Purchase Terms and Conditions. In the event of any termination or expiration of these Purchase Terms and Conditions, Supplier shall continue to provide maintenance support and hardware repair at Supplier's prevailing rates. The support shall be provided a minimum of [***] after termination or expiration. The terms hereof shall survive any termination or expiration of these Purchase Terms and Conditions, for the duration of the PMSP Period. Following the termination or expiration of the PMSP Period, Sections 3.2, 6, 7, 8, 9, 10, 11, 12.2, and 13-15 shall survive. Except as expressly set forth in this Agreement, termination shall be in addition to all other rights and remedies available to Purchaser or Coda, in law or in equity.

13. INSURANCE

    13.1 Until the [***] anniversary of the expiration date of the PMSP Period, Supplier must maintain a Commercial General Liability Insurance Policy, an Errors and Omissions liability policy, A Workers' Compensation Policy, auto, public liability, and property damage. Supplier agrees to name Coda an additional insured on those policies, provided that if there is an out of pocket fee charged by the insurer to cause Coda to be so named and Supplier notifies Coda of such fee in advance and obtains Coda approval, Coda shall reimburse Supplier for such charge upon invoice. Supplier must furnish a certificate evidencing the insurance upon request. Each certificate must contain a provision that Supplier's policy may not be canceled or altered without at least [***] prior written notice to Coda.

14. COMPLIANCE WITH LAWS; IMPORT/EXPORT

    14.1 Compliance with Laws. Supplier warrants that in performance of work under these Purchase Terms and Conditions it has complied with or will comply with all applicable federal, state, local laws and ordinances now or hereafter enacted including, but not limited to OSHA, the Fair Labor s Act of 1938 (29 USC 201-219), the 8-Hour Law (40 USC 327-332), the Equal Opportunity and Affirmative Action Regulations, and laws restraining the use of convict labor. Supplier warrants that in performance of work under this Agreement it has complied with all laws, regulations, statutes and ordinances of all governmental entities including local, state, federal or international, now or hereafter enacted, which regulate any material because it is radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including but not limited to the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Montreal Protocol, the Toxic Substances Control Act and similar laws, rules, statutes, treaties or orders and international understandings. Upon request, Supplier agrees to issue certificates certifying compliance with any of the aforementioned laws or regulations as may be applicable to the Product and/or services being furnished hereunder.

    14.2 Import and Export. Supplier shall provide all information under its control which is necessary or useful for Purchaser or Coda to obtain any export or import licenses required to ship or receive Products, including, but not limited to, certificates of origin, (NAFTA, etc.), manufacturer's affidavits, Buy America qualification, and U.S. Federal Communications Commissions identifier, if applicable. This information is to be provided within [***] of Coda's request.

15. GENERAL

    15.1 Force Majeure. Neither party shall be considered in default of performance of its obligations under these Purchase Terms and Conditions to the extent that performance of such obligations is delayed by fire, flood, earthquake or other acts of God beyond the reasonable control of such party or its suppliers. In the event Supplier fails to deliver Product due to such causes, Purchaser may either: (i) terminate the Purchase Order or any part hereof as to Product(s) not shipped; or (ii) suspend any Purchase Order in whole or in part for the duration of the delaying cause, and at Purchaser's option, buy the Product(s) elsewhere and deduct from any commitment to Supplier the quantity so purchased. Supplier shall resume performance under these Purchase Terms and Conditions and the applicable Purchase Order immediately after the delaying cause ceases and, at Purchaser's option, extend the then current term period for a period equivalent to the length of time the excused delay endured.

    15.2 Assignment. These Purchase Terms and Conditions shall be binding on the parties hereto and their successors and assigns; provided, however, that Supplier shall not assign or transfer, in whole or part, these Purchase Terms and Conditions or any of its rights or obligations arising hereunder without the prior written consent of Purchaser. Any purported assignment without such consent shall be null and void. Purchaser may freely transfer, in whole or part, these Purchase Terms and Conditions and its rights and obligations hereunder. Supplier specifically acknowledges that Purchaser may be an import/export company designated by Coda and that such Purchaser may assign these Purchase Terms and Conditions and its rights and obligations hereunder to Coda's designated assembler (or other third party as determined by Coda).

    15.3 Governing Law and Venue. The rights and obligations of the parties under these Purchase Terms and Conditions shall not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Goods; rather such rights and obligations shall be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to conflict of laws principles. The exclusive jurisdiction and venue of any action arising out of or related to this Agreement will be either the state or federal courts in Los Angeles, California, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts. Notwithstanding the foregoing, if Purchaser is a Chinese entity, the parties agree that any dispute or claim arising out of or in connection with this Agreement or the performance, breach or termination thereof, shall be finally settled by binding arbitration in Paris, France, under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision

    15.4 Independent Contractors. Supplier shall perform its obligations hereunder as an independent contractor and shall be solely responsible for its own financial obligations. Nothing contained herein shall be construed to imply a joint venture or principal and agent relationship between the parties, and neither party shall have any right, power or authority to create any obligation, express or implied, on behalf of the other in connection with the performance hereunder.

    15.5 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of these Purchase Terms and Conditions shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

    15.6 Waiver. The failure of either party to enforce at any time any of the provisions of these Purchase Terms and Conditions, or the failure to require at any time performance by the other party of any of the provisions of these Purchase Terms and Conditions, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter. The express waiver by either party of any provision, condition or requirement of these Purchase Terms and Conditions shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

    15.7 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., Fed Ex), or by first class mail (certified or registered), or by telecopy confirmed by first class mail (registered or certified), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective three (3) working days after deposit, postage prepaid, in the mail.

    15.8 No Third Party Beneficiaries. Unless otherwise expressly provided herein and except for Coda and Supplier, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Supplier and Purchaser any rights, remedies or other benefits under or by reason of this Agreement.

    15.9 Interpretation. These Purchase Terms and Conditions represent the negotiated agreement of the parties, with the advice and assistance of counsel, and shall not be construed against either party as the drafter thereof.

    15.10 Entire Agreement. These Purchase Terms and Conditions, and the exhibits hereto, represent and constitute the entire agreement between the parties, may only be amended in writing signed by both parties, and supersede all prior agreements and understandings.

EXHIBIT C

FORM OF PURCHASE ORDER

[To address quantity, ship date, delivery date]

GUARANTY

Coda Holdings, Inc. ("Coda Holdings") and Miles Electric Vehicles, Inc. ("Miles," and together with Coda Holdings, the "Guarantors," and, each individually a "Guarantor"), jointly and severally, for valuable consideration, hereby guarantee (as an independent guaranty and not merely as a surety) to UQM Technologies, Inc. ("Supplier") the due, punctual and complete payment of monies due to Supplier pursuant to the "Guaranteed Minimum Payment" section of the Product Schedule ("Minimum Payment"), when and as the same shall become due and payable in accordance with the terms of the Supply Agreement, dated as of July [_], 2009 (the "Agreement"), between Coda Automotive, Inc. ("Coda") and Supplier. This Guaranty shall not extend to any other obligations of Coda.

The obligations of the Guarantors are independent of the obligations of Coda, and a separate action or actions may be brought and prosecuted against either Guarantor or both of them whether an action is brought against Coda or whether Coda is joined in any such action or actions.

Except as expressly set forth below, this Guaranty is an irrevocable, unconditional, absolute, present and continuing guaranty of payment, and is in no way conditioned or contingent upon any attempt to collect from Coda or upon any other condition or contingency. If Coda fails to pay all or any part of the Minimum Payment when due ("Unpaid Balance"), Supplier may make a written demand on one or both Guarantors to pay the Unpaid Balance to Supplier.  One or more of the Guarantors shall thereafter remit payment of the Unpaid Balance to Supplier within [***] of receipt of the written demand. Payment of the Unpaid Balance by one or more of the Guarantors shall fully satisfy Coda's obligations with respect thereto.

This Guaranty shall remain in full force and effect without regard to, and the obligations of each Guarantor hereunder shall not be affected or impaired by, (a) any amendment or modification of or addition or supplement to the Agreement, (b) any extension, indulgence or other action or inaction in respect of the Agreement, (c) any default by Coda under, or any invalidity or unenforceability of, or any irregularity or other defect in, the Agreement, (d) any exercise or non-exercise, including, without limitation, any election or non-election, of any right, remedy, power or privilege in respect of this Guaranty or the Agreement, (e) any disposition by a Guarantor of any interest in Coda, (f) any bankruptcy, insolvency, reorganization or similar proceeding involving or affecting Coda, (g) any other circumstance, whether or not either Guarantor or both of them shall have had notice or knowledge or any of the foregoing.

Except as provided in the third paragraph of this Guaranty, each Guarantor unconditionally waives (a) notice of any of the matters referred to in the preceding paragraph of this Guaranty, (b) all notices that may be required by law, rule, regulation or otherwise to preserve any right of Supplier against such Guarantor, (c) any right to the exercise by Supplier of any of its rights, remedies, powers or privileges under the Agreement and (d) any requirement of diligence on the part of Supplier.

In accordance with Section 2856 of the California Civil Code, each Guarantor waives any and all rights and defenses available to it under Sections 2787 to 2855, inclusive, of the California Civil Code, except that neither Guarantor waives any such rights or defenses that are available to it pursuant to the terms of this Guaranty. Each Guarantor acknowledges and agrees that all waivers of defenses arising from any impairment of its rights of subrogation, reimbursement, contribution and indemnification are intended to be effective to the maximum extent permitted by Section 2856 of the California Civil Code.

Notwithstanding any other provision of this Guaranty, no provision of this Guaranty, express or implied, is intended to, or shall be deemed to, obligate either Guarantor to pay any Unpaid Balance to the extent that Coda would not have been obligated to pay such Unpaid Balance under the Agreement, and if a dispute arises as to whether Coda is obligated to pay such Unpaid Balance under the Agreement, then either Guarantor and both of them shall be entitled to participate in the resolution of such dispute as if such Guarantor were a direct party to the Agreement and assert any defense that Coda may have under the Agreement.

No party may assign all or any part of its rights or obligations under this Guaranty and any such purported assignment shall be null and void.

This Guaranty shall be governed by California law, without regard to conflicts of law principles.

This Guaranty may be amended or terminated only by mutual written agreement of Supplier and the Guarantors.

Each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of July 20, 2009.

Coda Holdings, Inc.

By:_/s/ KEVIN R. CZINGER____
Print Name   Kevin R. Czinger
Title   Chief Executive Officer
Date   July 20, 2009

Miles Electric Vehicles, Inc.

By:_/s/ KEVIN R. CZINGER____
Print Name   Kevin R. Czinger
Title   Chief Executive Officer
Date   July 20, 2009